RELIABRAND, INC.
430 Banks Road Suite 100
Kelowna, BC V1X 6A3
Canada

March 28, 2012

Dear Shareholder:

The annual meeting of shareholders of Reliabrand, Inc. will be held at the Southpoint Casino and Hotel at 9777 Las Vegas Blvd. South, Las Vegas, Nevada 89183 on April 26, 2012 at 10:00 am Pacific Daylight Savings Time.

You may attend the annual meeting if you are listed on Reliabrand, Inc.’s records as a shareholder as of March 30, 2012 (the “record date”) or if you bring documentation to the meeting that demonstrates your beneficial ownership of Reliabrand, Inc. common stock through a broker, bank or other institution as of the record date.

Since this meeting is for informational purposes only, there will be no voting on directors or other proposals.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A copy of the Information Statement and the Form 10-K for the year ended June 30, 2011 will be available on our website, http://www.reliabrand.com on or before April 5, 2012.

If you plan on attending the annual meeting of shareholders, please RSVP via email to investorrelations@reliabrand.com or by phone to Antal Markus at 778-478-9997.

By order of the Board of Directors, /s/ Antal Markus Chief Executive Officer and Secretary

RELIABRAND, INC.
430 Banks Road Suite 100
Kelowna, BC V1X 6A3
Canada

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of the Information Statement for the Annual Meeting of Shareholders to be held on April 26, 2012

This Information Statement and the Form 10-K for the period ended June 30, 2011 are available on the Internet at http://www.reliabrand.com.

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to a Written Consent of the Majority Shareholders of Reliabrand, Inc. (the “Company”):

The election of our sole director to hold office until the next Annual Meeting of Shareholders in 2013 or until his respective successor is duly elected and qualified.

The Board of Directors has fixed March 30, 2012 as the Record Date for determining the Shareholders entitled to Notice of the foregoing.

WE ARE NOT ASKING YOU FOR A PROXY AND YOUARE REQUESTED NOT TO SEND US A PROXY

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Shareholders of record at the close of business on March 30, 2012, the Record Date, are entitled to notice of the action to be effective on or about April 26, 2012.  Each share of our common stock entitles its holder to one vote on each matter submitted to shareholders.  However, because the shareholders holding at least a majority of the voting rights of all outstanding shares of common stock as of the Record Date have voted in favor of the foregoing action by written resolution and having sufficient voting power to approve such proposals through their ownership of common stock, no other proxies will be solicited in connection with this Information Statement.

This Information will be available on our website, http://www.reliabrand.com, on or above April 5, 2012.  A shareholder may request a paper copy of the Information Statement by contacting us at: Reliabrand, Inc., Attention: Investor Relations, 430 Banks Road Suite 100 Kelowna, BC V1X 6A3, Canada; by email at investorrelations@reliabrand.com or by telephone at 778-478-9997.

The elimination of the need for voting at a meeting of shareholders to approve this action is made possible by the Nevada Private Corporations Law of the State of Nevada and the bylaws of Reliabrand, Inc., a Nevada corporation, which provides that the written consent of the holders of outstanding shares of voting common stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a voting meeting.  In order to reduce costs involved in holding an Annual Meeting of Shareholders at which shareholders vote, our Board of Directors (the “Board”) voted to utilize the written consent of the holders of a majority interest of our voting securities.  This Information Statement advises the shareholders of an action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our common stock.

Introduction

You have received this Information Statement because on March 30, 2012, you owned Reliabrand, Inc. common stock.  You are receiving this Information Statement in Lieu of a proxy statement.

By written consent of the Majority Shareholders of Reliabrand, Inc., our sole director was re-elected to serve until his successors are duly elected and qualified.  The sole director re-elected is Antal Markus.  His biography and qualifications to be on our Board are set forth herein.

This Information Statement is being posted on our website at http://www.reliabrand.com on or before April 5, 2012, to all shareholders of record on March 30, 2012.

What is the purpose of the Meeting

We will have an Annual Meeting of Shareholders (the “Meeting”); however, we will not be voting on any proposals or counting proxies.  This Meeting is for informational purposes only.

Who can attend the Meeting?

All shareholders of the Company as of the Record Date, March 30, 2012, or their duly appointed proxies, may attend the Meeting.  Proof of ownership and identification is required to attend the Meeting.  If your shares are held in street name by a bank or broker, you will need to bring a copy of your account evidencing ownership.  If you plan on attending the Meeting, please RSVP to Reliabrand, Inc. by April 18, 2012; via email to investorrelations@reliabrand.com or by telephone to 778-478-9997.  Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

ELECTION OF DIRECTORS

By Written Consent of the Majority of Shareholders, the following nominee was elected to hold office until the next Annual Meeting and the election of his successor.  He has agreed to be named in this Information Statement and to serve on the Board.  He will attend the Annual Meeting.

Below is information about our director, including biographical data for the past five years and an assessment of the skills and experience of each nominee.

Name	Age	Position and year appointed

Antal Markus	54	Sole Director, 2010

Our director was appointed for a one year term to hold office until the next annual meeting of shareholders or until removed from office in accordance with our Bylaws and the applicable provisions of the Nevada Private Corporations Law.  Our director will hold office after the expiration of his term until his successor is elected and qualified, or until he resigns or is removed in accordance with our Bylaws and the provisions of the Nevada Private Corporations Act.

Information Concerning Director

ANTAL MARKUS is our sole director and has served as a director since 2010.  He is also Chief Executive Officer and Chief Financial Officer.  Mr. Markus is a businessman with more than 20 years’ experience in the United States and Canadian financial and real estate markets.  For the past five years, Mr. Markus has been involved in the Canadian real estate market as a real estate investor.  He has been involved in numerous mergers and acquisitions and has successfully listed companies on the Vancouver Stock Exchange.  Mr. Markus has served as an officer and director of numerous publicly traded US companies.  Mr. Markus has broad knowledge and experience in the inner workings of the US Stock Markets and his wide network of companies looking for investments are an indispensable resource for the company.  Mr. Markus has also acted as a consultant to various private and public companies in connection with potential business opportunities for those companies.

Board of Directors Compensation

Our sole director is not compensated separately for serving as a director.  Mr. Markus is paid for his services as an office.

Executive Compensation

We have a consulting agreement with Mr. Markus’ company, Marant Holdings Inc., which commenced on May 1, 2011 and ends on April 30, 2016.  Pursuant to this Agreement, Mr. Markus is paid $10,000 per month and earns an additional three percent (3%) of the value of all transactions which he secures for the Company.

Stock Option Grants

We did not grant any stock options to any of our directors and officers during our most recent fiscal year ended June 30, 2011. We have not granted any stock options to any of our directors and officers since the end of our most recent fiscal year on June 30, 2011.

Exercises of Stock Options and Year-End Option Values

None of our directors or officers exercised any stock options (i) during our most recent fiscal year ended June 30, 2010, or (ii) since the end of our most recent fiscal year on June 30, 2011.

Outstanding Stock Options

Our sole director and officer does not have any options to purchase any shares of our common stock.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group.  Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

	Number of Shares	Percentage
Name & Address	as of 3/30/12	as of 3/30/12

Antal Markus(1)(2)	12,710,000	56.72%
430 Banks Road Suite 100
Kelowna BC V1X 6A3

Officers & directors as a
Group (1 person)		56.72%

(1)           Denotes officer and/or director.
(2)           Includes 360,000 shares owned by Mr. Markus’s wife. Mr. Markus also owns 10,000 shares of the Company’s Series A Preferred Stock, representing the right to vote the Series A Shares as a 45% vote of the outstanding common stock of the Company. The 12,710,000 shares of common stock owned by Mr. Markus and his wife represents 11.72% of the common stock voting. Mr. Markus' total voting percentage is 56.72%, after combining his Series A ownership and common stock ownership.

COMPENSATION OF MANAGEMENT

During the year ended June 30, 2011 and to date since then, no officer or director has received compensation from the Company with the exception of Mr. Markus who received 15,000,000 shares of stock, post reverse stock split, as compensation for his services for the quarter ended September 30, 2010.   During the year ended June 30, 2011, our current President advanced $98,103 to the Company to pay expenses of the Company.  On May 2, 2011, we  issued to our current President 10,000 shares of Class A Preferred Stock in exchange for him returning and cancelling nine million (9,000,000) shares of our common stock. Mr. Markus is also paid $5,000 for his services to the Company.  Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the year ended June 30, 2011 and to date, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., , Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 430 Banks Road  Suite 100, Kelowna, BC V1X 6A3.

BY ORDER OF THE BOARD OF DIRECTORS
March 30, 2012	/s/ Antal Markus Chairman of the Board